EXECUTION VERSION

NOTE AND SECURITIES PURCHASE AND MUTUAL RELEASE AGREEMENT
This NOTE AND SECURITIES PURCHASE AND MUTUAL RELEASE AGREEMENT (this “Agreement”), dated as of October 24, 2017, is by and between Function(x) Inc., a Delaware corporation (the “Company”), Robert F.X. Sillerman (“Sillerman”), and the holder of the Note (as defined herein) signatory hereto (the “Holder”). The Company and the Holder are hereinafter jointly referred to as “Parties” and individually, a “Party.”
RECITALS
WHEREAS, pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of July 8, 2016, by and between the Company and assignor to Holder, the Company issued $3,000,000 original principal amount of 12% Secured Convertible Promissory Note Due July 8, 2017 (the “Original Note”);
WHEREAS, on April 18, 2017, the Company and Holder entered into that certain Exchange Agreement (the “Exchange Agreement”) with respect to the Original Note, whereby the Company exchanged with the Holder the Original Note for: (A) a new 12% Secured Convertible Promissory Note in the original principal amount of $3,284,000 due June 1, 2017 (the “New Note”), which was convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a conversion price of $1.05 per share; and (B) 440 shares of the Company’s Series F Convertible Preferred Stock, par value $0.001 per share (“Series F Stock”), each pursuant to the terms, and subject to the conditions, set forth in the Exchange Agreement; and
WHEREAS, the Company desires to purchase the New Note and the Series F Stock from the Holder, and the Holder desires to sell the New Note and the Series F Stock to the Company, pursuant to the terms, and subject to the conditions, set forth herein; and
WHEREAS, in connection herewith, the Parties have entered into an Escrow Agreement, together with Grushko & Mittman, P.C., as escrow agent (“Escrow Agent”), dated as of the date hereof (the “Escrow Agreement”), pursuant to which each of the Company and the Chief Executive Officer of the Company, Sillerman, have agreed to deposit with the Escrow Agent any cash payable to the Holder pursuant to any Installment Payment (as defined below) and the Confessions of Judgment (as defined below), to be released pursuant to and in accordance with the terms of this Agreement and the Escrow Agreement;
WHEREAS, each of the Company and Sillerman have agreed to provide a Confession of Judgment (as defined below) to be held by the Escrow Agent and to be released pursuant to and in accordance with the terms of the Escrow Agreement; and
WHEREAS, in consideration of the Parties’ agreements contained herein with respect to the Installment Payments (as defined below) and the Escrow Agreement, the Company and the Holder desire to compromise and settle any and all claims between them relating to the New Note, the Series F Stock and release and forever discharge each other from all duties, obligations, covenants and representations under or arising out of the New Note, the Series F Stock and to relinquish all of their respective rights, powers, privileges, interests and claims under or arising out of the New Note or the Series F Stock, pursuant to and in accordance with the terms of this Agreement.
AGREEMENTS
NOW THEREFORE, in consideration of the foregoing and the mutual releases and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Confessions of Judgment. In consideration of the mutual release contained in Section 3 and the other agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Sillerman:
(a)    Company Confession of Judgment. The Company shall execute an Affidavit of Confession of Judgment (the “Company Confession of Judgment”), reasonably acceptable to the Holder, acknowledging a debt owed to the Holder in an aggregate amount equal to a maximum of Four Million Dollars ($4,000,000) (the “Maximum Settlement Amount”) and to provide such Company Confession of Judgment to the Escrow Agent simultaneously with the execution of this Agreement, to be held by the Escrow Agent pursuant to and in accordance with the terms of the Escrow Agreement and this Agreement. The Parties hereby agree that if the Company or Sillerman makes a payment or payments to the Escrow Agent in an aggregate amount equal to the sum of the initial four (4) Installment Payments due to the Holder pursuant to the terms of Section 2 hereof on or before the due date of the fourth (4th) Installment Payment (i.e. January 24, 2018), the Escrow Agent shall, immediately and without further requirements or instruction, return the Company Confession of Judgment to the Company; provided, however, in the event the Holder has not received an aggregate amount equal to the sum of the initial four (4) Installment Payments due to the Holder pursuant to the terms of Section 2 hereof on or before the due date of the fourth (4th) Installment Payment (i.e. January 24, 2018), the Parties agree that the Escrow Agent shall, immediately and without further requirements or instruction, release the Company Confession of Judgment to the Holder and that the Holder may enter the Company Confession of Judgment in a court of competent jurisdiction.
(b)    Sillerman Confession of Judgment. The Company shall cause Sillerman to execute an Affidavit of Confession of Judgment (the “Sillerman Confession of Judgment” and together with the Company Confession of Judgment, the “Confessions of Judgment”), reasonably acceptable to the Holder, acknowledging a debt owed to the Holder in an aggregate amount equal to the Maximum Settlement Amount and to provide such Sillerman Confession of Judgment to the Escrow Agent simultaneously with the execution of this Agreement, pursuant to and in accordance with the terms of the Escrow Agreement and this Agreement. The Parties hereby agree that if the Company or Sillerman makes a payment or payments to the Escrow Agent in an aggregate amount equal to the sum of the initial four (4) Installment Payments due to the Holder pursuant to the terms of Section 2 hereof on or before the due date of the fourth (4th) Installment Payment (i.e. January 24, 2018), the Escrow Agent shall immediately and without further requirements or instruction return the Sillerman Confession of Judgment to Sillerman; provided, however, in the event the Holder has not received an aggregate amount equal to the sum of the initial four (4) Installment Payments due to the Holder pursuant to the terms of Section 2 hereof on or before the due date of the fourth (4th) Installment Payment (i.e. January 24, 2018), the Parties agree that the Escrow Agent shall, immediately and without further requirements or instruction, release the Silerman Confession of Judgment to the Holder and that the Holder may enter the Sillerman Confession of Judgment in a court of competent jurisdiction.
2.    Installment Payments to the Holder. In consideration of the mutual release contained in Section 3 and the other agreements contained herein, and other good and valuable consideration and sufficiency, of which are hereby acknowledged by Company and Sillerman, the Company shall pay to the Escrow Agent by wire transfer of immediately available funds, an aggregate amount equal to Three Million Dollars ($3,000,000) (the “Note Purchase and Settlement Amount”), and instruct the Escrow Agent to pay to the Holder by wire transfer of immediately available funds, each Installment Payment (as defined below) promptly after the deposit of such Installment Payment with the Escrow Agent. Such Note Purchase and Settlement Amount shall be payable to the Holder in fifteen (15) monthly cash installments (each, an “Installment Payment” and collectively, the “Installment Payments”), payable as follows: (i) the first fourteen (14) Installment Payments shall be in an aggregate amount equal to $125,000; and (ii) the final Installment Payment shall be in an aggregate amount equal to the greater of (x) $1,250,000 or (y) the remaining unpaid balance of the Note Purchase and Settlement Amount. Each Installment Payment shall be due and payable by wire transfer of immediately available funds to the account identified in the wire instructions set forth on the Holder’s signature page hereto as of the twenty-fourth (24th) day of each succeeding calendar month (each, an “Installment Payment Due Date”). If any Installment Payment Due Date shall fall on a day that is not a Business Day, then such Installment Payment shall be due and payable on the next succeeding Business Day. For purposes of this Agreement, the term “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions are authorized or obligated by law to close in New York.
Commencing with the fourth (4th) Installment Payment, if, any Installment Payment is not paid by or on behalf of the Company on any such Installment Payment Due Date, then the remaining unpaid balance of the Note Purchase and Settlement Amount shall immediately come due payable; provided, however, that if (a) the Holder has not received an aggregate amount equal to the initial seven (7) Installment Payments due to the Holder pursuant to the terms of this Section 2 on or before the seventh (7th) month anniversary of the date hereof, then the unliquidated Note Purchase and Settllement Amount shall automatically increase to an aggregate amount equal to $4,000,000, less any amounts paid by or on behalf of the Company to the Holder pursuant to already paid Installment Payments and be immediately due and shall immediately come due payable; or (b) the Company pays to the Holder an amount equal to the initial seven (7) Installment Payments on or before the seventh (7th) month anniversary of the date hereof, but fails to timely make any of the subsequent Installment Payments, then the unliquidated Note Purchase and Settlement Amount shall automatically increase to an aggregate amount equal to $3,500,000, less any amounts paid by or on behalf of the Company to the Holder pursuant to already paid Installment Payments and shall immediately come due payable. For the avoidance of doubt, the Parties agree that any Installment Payments made by or on behalf of the Company pursuant to this Agreement shall reduce dollar-for-dollar the total amount owed by the Company to the Holder with respect to the New Note and the Series F Stock.
3.    Note and Securities Purchase; Mutual Release.
(a)    Settlement. By execution of this Agreement, the Holder acknowledges and confirms that, effective upon the indefeasible and timely payment of all the amounts payable by the Company pursuant to Section 2 above (subject to the applicable cure period, if any), all obligations and liabilities of the Company and its Releasees (as defined below) relating to the New Note and the Series F Stock shall be deemed to be fully satisfied and the New Note and any certificates evidencing the Series F Stock shall be delivered by the Holder to the Company for cancellation. Each of the Parties acknowledges that the mutual release contained in Section 3(b) (the “Mutual Release”) constitutes a material inducement upon which the other Parties are relying and will rely in entering this Agreement, and each Party agrees that any breach by such Party of the Mutual Release shall be deemed to constitute a material breach of this Agreement by such Party. The Parties further acknowledge and agree that this Agreement may be plead or asserted by or on behalf of any Party as a defense and a complete bar to any action or claim that may be brought against or involving such Party by any other Party or person purporting to act on behalf of any other Party with respect to the obligations and covenants contained in the New Note or the Series F Stock.
(b)    Mutual Release. The Company and Sillerman hereby releases and discharges, unconditionally, absolutely and forever, the Holder, and its Releasees (as defined below) and the Holder hereby releases and discharges, unconditionally, absolutely and forever, the Company and its Releasees, from and against any and all actions, causes of action, suits, liabilities, losses, costs, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever of every kind and description, whether arising under common law, rule, regulation, statute, in law, admiralty or equity, against the Parties and their Releasees, that the undersigned, on its own behalf and on behalf of its heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may, have for, upon, by reason of or arising out of the Original Note, the Exchange Agreement, the Series F Stock or the New Note and any and all disclosures, representations and/or warranties made in connection therewith and any and all matters related to any of the forgoing, whether or not known or unknown (collectively, the “Released Note Claims”); provided, however, this paragraph does not and is not intended to release any Party from its obligations under (i) this Agreement, (ii) the Escrow Agreement, (iii) any other agreement with the Company or available to the Holder with respect to any debt obligation or security of the Company other than the New Note or the Series F Stock, or (iv) or any indemnification rights available to the Holder under any agreement or at law or equity. For purposes hereof, the term “Releasees” means, with respect to any Party, such Party’s heirs, executors, administrators, parent company, holding company, subsidiaries, successors, assigns, predecessors, past and present, officers, directors, principals, control persons, past and present employees and registered representatives, insurers, representatives, and attorneys, provided that any such Release must acknowledge the status of every other Releasee as a Releasee hereunder.
(c)    Return of Installment Payments. In the event the Holder is required for any reason to return any portion of the Installment Payments to be made pursuant to Section 2 to the Company, any successor of the Company, bankruptcy trustee, or any other person or entity, then the Holder’s releases, waivers and settlements contained in this Agreement shall be null and void ab initio and the Holder will be restored to all of the Holder’s rights, claims, and entitlements as they existed prior to the execution of this Agreement and the Company will not receive credit for any payment which is actually returned.
4.    Representations and Warranties.
(a)    The Company hereby represents and warrants to the Holder, and the Holder hereby represents and warrants to the Company that:
(i)    Such Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and the transactions contemplated hereby, and, if such Party is a legal entity, has taken or caused to be taken all necessary action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the representative executing this Agreement on its behalf is authorized to do so.
(ii)    This Agreement constitutes the valid and legally binding obligations of such Party enforceable against such Party in accordance with its terms, except as enforceability may be limited by principles of equity or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally.
(iii)    Such Party is the sole owner of the actual or alleged claims, rights, causes of action, and other matters which are released by it under Section 3 and has not sold, assigned, pledged, transferred (or purported to have sold, assigned, pledged, or transferred), whether by written or oral agreement, operation of law or otherwise, any right, title, or interest in any claim covered by the Mutual Release.
(iv)    Except as provided herein, there is no restriction, direct or indirect, on the agreements made or the actions taken or to be taken by it pursuant to this Agreement and there is no litigation pending or threatened against such Party that would affect the right or ability of such Party to consummate the transactions contemplated hereby.
(b)    The Holder further represents and warrants to the Company that the Holder is the sole beneficial and record owner of the New Note and Series F Stock, each issued to the Holder pursuant to the Exchange Agreement, free and clear of all liens, claims, pledges, charges, defects in title, security interests or encumbrances, whether arising under contract, by operation of law or otherwise.
5.    Confidentiality. The Parties understand and agree that this Agreement, including facts and circumstances and all matters related to the subject of this Agreement, and the terms or substance of this Agreement, shall forever be deemed confidential between the Parties. Except for tax authorities, accountants and attorneys, and as required under the statutes, rules or regulations of any federal or state government, government agency, court of competent jurisdiction or securities industry self-regulatory organization, of which either Party is a member, the Parties shall not disclose or divulge this information to others unless required by lawful order of any court of competent jurisdiction and so as to enforce the instant agreement. The Parties agree that they shall refrain from making any disparaging remarks concerning the other Party. Any non-disclosure provision in this Agreement does not prohibit or restrict the Company or the Holder (or their respective attorneys) from responding to any inquiry about this settlement or its underlying facts by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization. The restriction in this section shall no longer apply upon the sooner of (i) two years; or (ii) the public disclosure of the terms of this Agreement by the Company. The Company undertakes to make such disclosures of this Agreement and the transactions contemplated herein with the Securities and Exchange Commission as required by applicable law.
6.    Fees and Expenses. Each of the Parties will bear and is responsible for its own costs, expenses and attorneys’ fees incurred in connection with the negotiations, preparation, execution and implementation of this Agreement and the transactions contemplated hereby; provided, however, that the Company agrees to pay the first twenty thousand dollars ($20,000) of the Holder’s reasonably incurred legal fees and expenses including expenses of litigation counsel incurred before the date hereof. Such amount shall be paid to the Escrow Agent together with the execution of this Agreement.
7.    Acknowledgements. Each Party acknowledges and agrees that: (a) in making its decision to execute this Agreement and to enter into the transactions contemplated hereby and thereby, such Party has relied and will rely solely upon the results of its independent investigation, due diligence review and verification and the representations, warranties, terms and conditions of this Agreement, and will not be entitled to rely on any other statements or advice from the other Parties or their respective affiliates or representatives; (b) each other Party has not made and is not making any express or implied representations or warranties to the other Parties, except as expressly set forth in this Agreement; (c) this Agreement is executed voluntarily by it, without duress or undue influence on the part of, or on behalf of it; (d) it has had the opportunity to receive, and has in fact received, representation by counsel of its choice in the negotiation for, and in the performance and execution of, this Agreement; (e) it has read this Agreement, had the terms of this Agreement fully explained to it by its counsel and is fully aware of the contents of this Agreement and the legal effect thereof, and (f) the consideration upon receipt by such Party will be actual and adequate. The Holder further acknowledges and agrees that, in making its decision to execute this Agreement, (x) it is not relying on the Company to provide it with any information, facts, projections, forecasts, analysis, documents or materials that may be relevant to such decision and is making its own decision without any such reliance, and (y) the Company has made no representation as to the Company’s financial condition or the treatment of the payments to be made hereunder by any court of competent jurisdiction.
8.    Tax Liability. No Party has made any promises or representations to another Party regarding its or their tax liability, if any, for the payments made in accordance with this Agreement. Each Party is solely responsible for accounting for that Party’s tax liability and complying with all tax codes and regulations with respect to the receipt of the funds paid and other consideration made pursuant to this Agreement
9.    Jointly Drafted. The Parties and their respective counsel mutually contributed to the preparation of this Agreement and have had the opportunity to review and revise same. No provision of this Agreement shall be construed against any Party because that Party or its counsel drafted the provision. All terms of this Agreement shall be construed equally as to all Parties.
10.    Entire Agreement. This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the Parties and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral. Each of the Parties hereto acknowledges that none of the Parties hereto, agents or counsel of any Party, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein.
11.    No Third Party Beneficiaries; Exceptions.
(a)    This Agreement is made and entered into for the sole protection and benefit of the Parties and their Releasees and no other person or entity shall have any right of action hereon, right to claim any right or benefit from the terms contained herein, or be deemed a third party beneficiary hereunder.
(b)    The Company and Sillerman may enter into an agreement between themselves regarding how to treat any payments made by Sillerman on behalf of the Company pursuant to this Agreement.
12.    Notices. Any notices or other communications required or permitted hereunder will be in writing and will be sufficiently given if delivered personally, sent by registered mail or certified mail (return receipt requested), reputable express courier or facsimile. Such notice shall be deemed effective (a) on the third (3rd) Business Day following the day on which the notice or other communication is mailed or (b) on the day delivered by other means in accordance with this Section 12 or, if not a Business Day on the next succeeding Business Day, to the address as specified in this Section 12 (provided that if given by facsimile, it shall not be valid unless receipt confirmation is also received). All such notices and communications shall be delivered to the appropriate parties at the following addresses:
If to the Company:    Function(x) Inc.
902 Broadway, 11th Floor
New York, New York 10010
Telephone No.:(212) 231-0092
Attention: Robert F. X. Sillerman;
Michelle Lanke
E-mail: onerfxs1@gmail.com;
mlanken@functionxinc.com

If to the Holder to the address set forth on the counterpart signature page of this Agreement signed by the Holder.
13.    Amendments. This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the Parties hereto against whom such modification or amendment shall be claimed to be effective.
14.    Enforceability. Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.
15.    Governing Law; Consent to Jurisdiction. This Agreement shall be interpreted solely pursuant to the laws of the State of New York, exclusive of its conflicts of laws principles. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York, for the purposes of any suit, action, or other proceeding arising out of this Agreement or any transaction contemplated hereby.
16.    WAIVER OF JURY TRIAL. THE PARTIES WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
17.    Counterparts; Headings. This Agreement may be executed in facsimile counterparts, each of which, when all Parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.
18.    Acknowledgment of Receipt of Initial Installment Payment. The Parties acknowledge that a payment of $125,000 was received by the Escrow Agent on October 2, 2017 from FXM, Inc. on Sillerman’s behalf, and that such amount represents payment in full of the intial Installment Payment due and payable to the Holder pursuant to the terms of this Agreement. The Parties acknowledge that the second (2nd) Installment Payment is due November 24, 2017.
19.    Sillerman Option to Purchase. Notwithstanding anything contained elsewhere in this Agreement, each of the Company and the Holder agree that Sillerman has the right to purchase the New Note and the Series F Stock outright at anytime within sixty (60) days of the date hereof for an aggregate purchase price of Two Million Five Hundred Thousand Dollars ($2,500,000) less the aggregate amount of any Installment Payments made to the Holder by or on behalf of the Company pursuant to this Agreement.
20.    Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
[signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.
Function(x) Inc.

By:
Robert F.X. Sillerman
Chief Executive Officer

Robert F.X. Sillerman

Barry Honig, as Collateral Agent of the Holder

Address for Notices: